Exhibit 10.10

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is entered into by and between IES Holdings, Inc., f/k/a Integrated Electrical Services, Inc. (the “Company”), and Robert W. Lewey (“Employee”), as follows:

1.    Employee Transition.

(a)    Effective Transition Date. The Company and Employee acknowledge and agree that Employee’s position as an officer and director of the Company and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, as well as any office or position as a fiduciary or with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates, was automatically terminated effective at 5:00 pm on March 4, 2019 (the “Effective Transition Date”).

(b)    Employment by Corporate Division. From the Effective Transition Date and until approximately April 30, 2019 (the “Corporate Termination Date”) (such period, the “Transition Period”), Employee shall remain employed by the Corporate Division of the Company in a non-officer role at the base salary in effect on the Effective Transition Date and reporting to the Company’s Chief Executive Officer. During the Transition Period, Employee will be entitled to participate in all employee benefits plans of the Corporate Division on the same terms as similarly situated employees of the Company, including for the avoidance of doubt, the Corporate Division’s health, welfare and retirement benefit plans available to all employees of the Corporate Division. During the Transition Period, (i) Employee shall have no authority to bind the Company or any of its officers or employees to any agreement or to make managerial decisions that are binding on the Company and (ii) Employee shall refrain from contacting Company employees, officers, directors, contractors, or customers, without prior authorization from an executive officer of the Company.

(c)    Employment by Residential Division. Following the completion of the Transition Period, it is expected that Employee shall commence employment with Company’s Residential Division (the “Residential Division”) upon such terms and conditions as Employee and the Residential Division shall mutually agree.

2.    Bonus Amounts. In consideration for Employee’s promises contained herein, and provided that Employee executes this Agreement and returns it to the Company prior to expiration of the twenty-one (21) day review period, by mutual agreement of the parties, and does not challenge or revoke any portion of this Agreement, including, the General Release of Claims in Section 3 or the ADEA Release in Section 4 (collectively, the “Releases”), Employee shall be entitled to receive the following (referred to collectively as the “Bonus Amounts”):

(a)    Bonus Pay. Subject to lawful deduction, the gross sum of $522,750, equal to twelve (12) months of Employee’s Base Pay as of the Effective Transition Date (“Bonus Pay”). Employee acknowledges and agrees that payment of the Bonus Pay shall be made semi-monthly, pursuant to the Company’s regular payroll practices, provided that the Company may elect, in its sole discretion, to pay such amount in the form of a lump sum payment in lieu of semi-monthly installments. For the avoidance of doubt, unless the Company notifies Employee prior to the Effective Transition

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

Date that it has elected to pay the Bonus Pay in the form of a lump sum payment at or around the Effective Transition Date, Company shall pay Employee 1/26th of his base pay two (2) times per month for the one-year period commencing on the first regular payroll date following the later of (a) the Corporate Termination Date and (b) the day the Releases become effective and non-revocable; specifically, on the eighth (8th) day following Employee’s unrevoked execution of this Agreement (the “Release Effective Date”).

(b)    Annual Bonus. Subject to lawful deduction, the annual incentive compensation for the current fiscal year (“Annual Bonus”). Pursuant to the Company’s Fiscal Year 2019 Annual Incentive Plan, as described in the Company’s Proxy Statement filed on December 27, 2018 with the U.S. Securities and Exchange Commission, the amount of the Annual Bonus payable to Employee for the current year shall be determined by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), based on the achievement of certain goals and objectives, after the close of the current fiscal year, which ends on September 30, 2019. The Company and Employee acknowledge and agree that the Annual Bonus shall be pro-rated based on the percentage of the current fiscal year that has elapsed through the Effective Transition Date, or approximately 42.47% based on 155 days elapsed out of 365 days. The Annual Bonus shall be paid to Employee at the same time and in the same manner as annual bonuses are paid to other similar executives of the Company. For avoidance of doubt, Employee shall be paid the Annual Bonus on or before December 31, 2019. Employee acknowledges and agrees that no amount is owed to him for any Annual Bonus for FY 2018 or any other prior fiscal year of the Company.

(c)    Incentive/Equity Awards. A pro-rated amount of outstanding unvested Phantom Stock Units (“PSUs”) awarded pursuant to that certain Phantom Stock Unit Award Agreement, dated February 6, 2019, between Employee and the Company (“PSU Agreement”) shall vest in accordance with this Section 2(c). The 69,444 PSUs granted pursuant to the PSU Agreement are comprised of 17,361 Time-Vesting Phantom Stock Units and 52,083 Performance-Based Phantom Stock Units. Any capitalized term in this Section 2(c) not otherwise defined herein shall have the meaning set forth in the PSU Agreement. The Company and Employee agree and acknowledge that the PSUs that shall vest under the PSU Agreement shall be calculated as follows:

(i)    Of the Time-Vesting Phantom Stock Units, 1,843.12 Tranche 1 Time-Vesting Phantom Stock Units, 920.30 Tranche 2 Time-Vesting Phantom Stock Units, and 1,227.63 Tranche 3 Time-Vesting Phantom Stock Units shall vest, if at all, on the Release Effective Date. The applicable prorated vested percentage for the Time-Vesting Phantom Stock Units shall be approximately 42.47%, 21.20%, and 14.14% for the Tranche 1 Time-Vesting Phantom Stock Units, Tranche 2 Time-Vesting Phantom Stock Units, and Tranche 3 Time-Vesting Phantom Stock Units, respectively, based on the number of days that have elapsed of the applicable service period set forth in the PSU Agreement from and including October 1, 2018 through the Effective Transition Date, or 155 days out of 365 days, 731 days and 1,096 days, respectively.

(ii)    None of the Tranche 2 Performance-Based Phantom Stock Units or Tranche 3 Performance-Based Phantom Stock Units shall vest. The Tranche 1 Performance-Based Phantom Stock Units that shall vest shall equal the number of Target Tranche 1 Performance-Based Phantom Stock Units, or 13,020.75, multiplied by (a) a fraction (x) the numerator of which is 155, which is the number of days that have elapsed

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

from and including October 1, 2018 through the Effective Transition Date and (y) the denominator of which is 365 (which is equal to approximately 42.47%) and (b) the Vesting Percentage, if any. For the avoidance of doubt, based on the foregoing, a Vesting Percentage of a maximum of one hundred and twenty percent (120%) and a minimum of zero percent (0%) shall be multiplied by 5,529.36 Target Tranche 1 Performance-Based Phantom Stock Units to determine the number of Tranche 1 Performance-Based Phantom Stock Units that shall vest, if at all, on the Tranche 1 Scheduled Vesting Date, with the Vesting Percentage determined by reference to Cumulative Income earned by the Company during the Company’s 2019 fiscal year, as determined by the Compensation Committee.

(d)    COBRA. On the Release Effective Date, Employee shall receive a lump sum cash amount equal to (a) 100% of the applicable monthly COBRA premium under the Company’s group health plan for coverage, multiplied by (b) (12). For purposes of this Agreement, “COBRA” means Section 4980B of the Code.

(e)    Outplacement. Upon Employee’s termination of employment with the Company and any entity, directly or indirectly, controlled by, controlling or under common control with the Company (an “Affiliate”) for any reason other than for Cause or due to Employee’s death, Employee shall be entitled to receive a reimbursement not to exceed $20,000 for outplacement services for a period of twelve (12) months following such termination. Employee agrees to contact Sarah Kerrigan at sarah.kerrigan@ies-co.com, with a copy to Gail Makode at gail.makode@ies-co.com, or any successor to such person, to coordinate his participation in this outplacement service benefit, if any. For the purposes of this Agreement, “Cause” means (i) Employee’s gross negligence in the performance or intentional nonperformance of any of Employee’s material duties and responsibilities to the Company or an Affiliate; (ii) Employee’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or an Affiliate; (iii) Employee’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) Employee’s confirmed drug or alcohol abuse that materially affects Employee’s service or violates the Company’s or an Affiliate’s drug or alcohol abuse policy; (v) Employee’s violation of a material Company or an Affiliate’s personnel or similar policy, such policy having been made available to Employee by the Company or an Affiliate; or (vi) Employee’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

Employee acknowledges and agrees that notwithstanding anything to the contrary in any other agreement, Employee is not entitled to any amounts as of the date hereof other than the Bonus Amounts detailed above, any accrued, but unpaid base salary and the reimbursement of any unreimbursed business expenses. Employee acknowledges and agrees that he has zero (0) days of accrued, but untaken vacation time or paid-time off. Employee further acknowledges and agrees he shall submit for reimbursement any unreimbursed, reasonable business expenses relating to his employment with the Company with appropriate supporting documentation to the Company in accordance with Company policy, but in no event, later than by May 7, 2019. Employee specifically acknowledges that from and following the Effective Transition Date, Employee is no longer eligible to participate in the Amended and Restated Executive Officer

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

Severance Benefit Plan, as amended (the “Severance Plan”), which is attached hereto as Exhibit A, and will no longer continue to vest in any incentive compensation awards, including, but not limited to, the Annual Bonus and the PSUs.

3.    General Release of Claims. In exchange for the Company’s promises and covenants contained herein, as well as Employee’s receipt of the Bonus Amounts, and subject to the provisions contained within this Agreement, Employee promises and agrees to release, hold harmless, and forever discharge the Company, as well as its respective current and former officers, directors, attorneys, agents, employees, predecessors, successors, affiliates, and assigns, in their individual or business capacities (otherwise referenced, collectively, as “the Released Parties” in this Agreement), jointly and severally, from any personal injuries, claims, damages, fees, costs, or other equitable, statutory, or common law relief for any causes of action, obligations, contracts, torts, claims, demands, or suits, of whatever character, known or unknown, fixed or contingent, liquidated or unliquidated, whether asserted or unasserted, through the date this Agreement is executed, including, but not limited to, any such liabilities, claims, actions, demands, and/or causes of action arising out of or in any way relating to his employment, the Severance Plan, the Amended and Restated 2006 Equity Incentive Plan, the PSU Agreement and any other equity incentive award, with the Company and/or any of the Released Parties, including the tax consequences thereof, and any other actions or inactions of the Company and/or any of the Released Parties through the date this Agreement is executed. Employee’s release of claims shall apply specifically, but not be limited to, claims under the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Texas Labor Code, the Texas Commission on Human Rights Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII, the Employee Retirement Income Security Act, and any other federal, state, or local statute(s) or other law(s) prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, refusal to perform an illegal act, wrongful discharge, and/or torts for any and all alleged acts, omissions, or events through the date this Agreement is executed by Employee. This General Release of Claims does not include a release of claims under the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act, and nothing herein is intended to or shall be construed to release any vested benefits Employee may have earned or accrued as a result of his employment with the Company. Employee further waives and releases the Company and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the releases in this Agreement not binding.

4.    ADEA Release. Employee hereby fully, finally, and completely releases the Company and the Released Parties of and from any and all claims, charges, or causes of action arising on or before the date this Agreement is executed under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, 42 U.S.C. §§ 1981, 1983, 1985 (“ADEA”), which prohibit age discrimination in employment (the “ADEA Release”), and hereby acknowledges and agrees that:

(a)    this Agreement, which includes the ADEA Release, was negotiated at arms-length;

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

(b)    this Agreement, which includes the ADEA Release, is worded in a manner that Employee fully understands;

(c)    Employee specifically waives any rights or claims under the ADEA;

(d)    Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement, which includes the ADEA Release;

(e)    Employee acknowledges and understands that any claims under the ADEA that may arise after the Effective Transition Date are not waived;

(f)    the rights and claims waived in this Agreement, which includes the ADEA Release, are in exchange for consideration over and above anything to which Employee was already undisputedly entitled;

(g)    Employee has been and hereby is advised in writing to consult with an attorney prior to executing this Agreement, including the ADEA Release;

(h)    Employee understands that he has been given a period of at least twenty-one (21) calendar days to consider the ADEA Release prior to executing it; and

(i)    Employee understands that he has been given a period of seven (7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If Employee elects to revoke this release of age discrimination claims, revocation must be in writing and presented to Gail Makode at gail.makode@ies-co.com, with a copy to Sarah Kerrigan at sarah.kerrigan@ies-co.com within seven (7) days from the date of his execution of this Agreement that contains the ADEA Release. Employee further agrees that only material changes in the terms of this Agreement shall affect or restart the above-referenced 21-day consideration period.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the ADEA or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under this Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees, or costs to the Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

5.    Rights not Waived. Employee represents that he has not filed any charges, complaints, or other proceedings against the Company or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

of liability, this Agreement does not waive, release or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Texas Workforce Commission or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company or its affiliates; (iv) claims Employee may have as an employee participating in the Company’s qualified retirement plan; and (v) Employee’s right to receive award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

6.    Acknowledgements and Obligations of Employee.

(a) Employee represents and warrants that, with respect to the Company’s equity securities, any and all transactions reportable under Section 16 of the Securities Exchange Act of 1934, as amended, that occurred on or prior to the Effective Transition Date have been timely and properly reported by Employee to the Company in accordance with the Company’s policies and procedures.

(b) Employee agrees to reasonably cooperate with the Company and use Employee’s best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which Employee was involved. Employee also covenants to cooperate in defending or prosecuting any claim or other action which arises, whether civil, criminal, administrative or investigative, in which Employee participation is required in the best judgment of the Company by reason of Employee’s former employment with the Company. Upon the Company’s request, Employee will use Employee’s best efforts to attend hearings and trials, to assist in effectuating settlements, and to assist in the procuring of witnesses, producing evidence, and in the defense or prosecution of said claims or other actions. The Company agrees to pay or reimburse Employee for his reasonable and necessary travel and other direct expenses incurred to comply with Employee’s obligations under this Section.

7.    Return of Company Property and Proprietary Information. Employee agrees and acknowledges that he shall, prior to or immediately following the Transition Period end, return all property belonging to the Company (other than his Company computer and otherwise as permitted in writing by the Company), including but not limited to: USB drives, external hard drives, and/or software; telephones or personal data assistants; other equipment; keys and/or access cards or devices; credit cards; books or other publications; board materials; current or prospective client and/or customer lists or information; all company-related emails, files, or folders on Employee’s personal computers or communication devices, including training materials, acquisition diligence materials and integration plans; and other business records such as memoranda, letters, email communications, lists of fees, personnel data, employee lists, salary and benefits information (other than relating to Employee), lists of suppliers and vendors, financial data, training materials, marketing plans, notes, records, reports, manuals, handbooks, forms, formulas, contracts, catalogs, instructions, and all other documentation (whether in draft or final and electronic or hard copy form) relating to the Company’s business, and any

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

and all other documents containing Proprietary Information (as defined below) furnished to Employee by any representative of the Company or otherwise acquired or developed by Employee in connection with his employment with the Company, regardless of the manner in which Employee acquired possession of the documents or property (collectively, “Recipient Materials”). The Recipient Materials shall at all times be the property of the Company. Within 48 hours of the completion of the Transition Period, Employee shall return to the Company any Recipient Materials and any copies thereof which are in his possession, custody, or control, including Recipient Materials retained by Employee in his office, automobile, personal electronic devices, or at his home. Employee further agrees that within 48 hours of the completion of the Transition Period, Employee shall provide Company with a sworn Affidavit attesting that he has not retained possession of any Recipient Materials, and copies thereof, in any format, including on Employee’s personal computer, smart phone, and other personal electronic devices.

8.    Confidentiality. As part of this Agreement, and except as required by law, Employee agrees to keep the terms and conditions of this Agreement strictly confidential and may not disclose such terms and conditions to anyone except Employee’s spouse or domestic partner, attorneys, accountants, and/or tax preparers, provided that such persons have agreed to keep such information confidential. Employee further expressly understands that he shall not disclose the existence or content of this Agreement to any third party, such as a press organization, an internet site or chat room, or employees and former employees of the Company. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency.

In addition, Employee acknowledges that he will keep confidential all proprietary information of the Company, its clients, and vendors that he has had access to while an employee of the Company (collectively, the “Proprietary Information”), and agrees not to use or disclose such Proprietary Information to others without the prior written permission of the Company. Further, Employee agrees not to divulge to any other person or entity any information that the Company has previously indicated to Employee should be kept confidential either through oral or written communications, agreements, and/or handbooks, including the Company’s Legal Compliance and Corporate Policy. Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity or making other disclosures that are protected under whistleblower provisions of laws. Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

9.    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Employee will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

10.    Non-Disparagement. Employee agrees not to directly or indirectly disparage (whether orally or in writing, and in any forum, including in print media or on social media) the Company or any of the Released Parties, or do anything that will, or is intended to, disparage or damage the Company or the Released Parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Employee from engaging in concerted activity protected by the National Labor Relations Act, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, or comparable state or local agency, or from providing truthful testimony given in response to a lawful subpoena or similar court or governmental order or in any report protected under the whistleblower provisions of any applicable law or regulation.

11.    Assignment of Work Product/Works for Hire. Employee acknowledges and agrees that any work product prepared, conceived, or developed by Employee during the term of his employment with the Company, including but not limited to all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered Proprietary Information subject to the terms of this Agreement. Employee agrees that when appropriate, and upon written request of the Company, Employee will acknowledge that his work product constitutes “works for hire” and will cooperate in the filing for patents or copyrights with regard to any or all such work product and will sign documentation necessary to evidence ownership of such work product in the Company.

12.    Authority to Execute. Employee represents and warrants that he has the authority to execute this Agreement, and that he has not assigned, sold, transferred, or otherwise granted to any person any right related to his employment by, or his separation from his employment with, the Company, including any claims or demands in respect thereof.

13.    Restrictive Covenants.

(a)     Employee’s eligibility to receive the Bonus Amounts and the Company’s obligation to remit or convey the Bonus Amounts are expressly conditioned on Employee’s consent to be bound by, and compliance with, the restrictions and covenants set forth in this Section 13.

(b)    During the term of Employee’s employment with the Company or an Affiliate and for a period of six (6) months following the date of a termination of employment with the Company and its Affiliates (the “Termination”) for any reason (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)    with whom Employee had personal contact or dealings on behalf of the Company during the one year period preceding the Termination;

(ii)    with whom employees reporting to Employee have had personal contact or dealings on behalf of the Company during the one year period immediately preceding the Termination; or

(iii)    for whom Employee had direct or indirect responsibility during the one year period immediately preceding the Termination.

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

(c)    During the Restricted Period, Employee will not directly or indirectly:

(i)    engage in any business that materially competes with any business of the Company or its Affiliates (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct within twelve (12) months from the effective date of the Termination and as to which Employee is personally aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services and over which Employee had substantive responsibilities (a “Competitive Business”);

(ii)    enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)    interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

(d)    Notwithstanding anything to the contrary in this Section 13, Employee may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates that is publicly traded on a national stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(e)    During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)    solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(ii)    hire any such employee who was employed by the Company or its affiliates as of the date of the Termination or who left the employment of the Company or its affiliates coincident with, or within six (6) months prior to or after, Employee’s Termination.

(f)    During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(g)    If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 13 is an unenforceable restriction against Employee, the provisions of this Section 13 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine to be enforceable.

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

(h)    Employee agrees and acknowledges that his fulfillment of the obligations contained in this Section 13 are necessary to protect the Company’s value and goodwill. Employee further acknowledges the time, geography and scope limitations of his obligations not to compete and not to interfere pursuant to this Section 13 are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete or interfere with the Company pursuant to the terms of this Section 13.

14.    Entire Agreement/Oral Modification/Severability. This Agreement cannot be modified orally and can only be modified through a written document signed by both parties. If any provision contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. This Agreement, the PSU Agreement and the Consulting Fee Agreement (effective as of March 4, 2019) constitute the entire agreement among the parties with respect to the subject matters covered herein, and supersedes and extinguishes all prior negotiations, promises, contracts, and agreements, whether written or oral, except that nothing in this Agreement shall be deemed to affect or relieve Employee or the Company from any continuing obligations contained in the Company’s code of conduct or Employee Handbook, which survive the termination of Employee’s employment, including, without limitation, any confidentiality, non-competition, non-solicitation, non-disclosure, or other protective covenant, entered into between Employee and the Company or any of the Released Parties. Employee’s entitlement to the Bonus Amounts is expressly contingent on Employee’s strict compliance with any such contractual provisions.

15.    No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Employee (or anyone claiming through or on behalf of Employee) that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for compensation, benefits or other remuneration under this Agreement and assumes no liability or responsibility whatsoever for the tax consequences to Employee or to any other person eligible for compensation, benefits or remuneration under this Agreement.

16.    Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Each payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Employee is a “specified employee” (within the meaning of Section 409A), any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A, subject to any applicable exceptions, and that are payable or provided as a result of Employee’s “separation from service” (within the meaning of Section 409A) that would otherwise be paid or provided prior to the earliest of the dates set forth in this sentence shall instead be deferred, accumulated and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Employee’s separation from service, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A. Any reimbursement of any costs and expenses by the Company to Employee under this Agreement shall be made by the Company in no event later

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by Employee. The expenses incurred by Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Employee in any other calendar year that are eligible for reimbursement hereunder and Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

17.    Withholding Taxes. The Company may withhold from any amounts payable with respect to this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.    Notices. The person designated to receive any legal notices concerning this Agreement is:

Gail D. Makode

SVP & General Counsel

IES Holdings, Inc.

One Sound Shore Drive, Suite 304

Greenwich, CT 06830

Phone: (203) 992-1113

Email: gail.makode@ies-co.com

19.    Choice of Law. This Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Texas, without giving effect to any principles of conflicts of law.

20.    Injunctive Relief. Employee agrees and acknowledges that the Company and/or the Released Parties would suffer irreparable harm, incur substantial damage, and would not have an adequate remedy at law for money damages if Employee breached this Agreement. Accordingly, Employee acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Company and/or the Released Parties are entitled to temporary or permanent injunction or injunctions to prevent breaches of performance and to specific enforcement of applicable covenants in addition to any other remedy to which the Company and/or the Released Parties may be entitled, at law or in equity. The Company shall also be entitled to the recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief. In such a situation, the Company and/or the Released Parties may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy. The Company may seek injunctive relief in federal or state court in Harris County, Texas.

21.    Arbitration of Disputes. Aside from the Company’s ability to seek injunctive relief, as set forth in Section 20, any controversy, dispute or claim arising out of or relating in any way, to this Agreement or a purported breach of this Agreement shall be settled through arbitration proceedings conducted in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The matter shall be heard and decided, and awards rendered by, a panel of three arbitrators. The Company and Employee shall each select one arbitrator and the American Arbitration Association shall select the third arbitrator, each of whom shall be on the American

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

Arbitration Association’s national panel of commercial arbitrators. The award rendered by this arbitration panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction. The cost of the arbitrator and all reasonable and necessary attorneys’ fees that are a result of the claims or defenses asserted in the arbitration shall be awarded to the prevailing party. The prevailing party is either the party who is awarded legal or equitable relief on its claims by the arbitration panel OR is a party who successfully defends against and defeats claims that were asserted against it in the arbitration proceeding. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. The decision as to which party is the prevailing party and the amount of fees and costs to be awarded to the prevailing party shall be determined by the arbitration panel. This fee-shifting provision shall not apply to claims or disputes arising from federal or state laws prohibiting discrimination and retaliation, wage and hour laws, or other employment laws that provide only for recovery of attorneys’ fees and costs to prevailing plaintiffs or where otherwise prohibited by law.

22.    Fully Understood Agreement, Time Limits and Payments Received. Employee further acknowledges and affirms that he has read and understands the foregoing Agreement and has agreed to its terms. Employee also hereby acknowledges and affirms the sufficiency of the payments recited herein, and receipt of the funds recited herein. Employee additionally represents, warrants, and agrees that as of the Effective Transition Date Employee has received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Company or the Released Parties and that he has been appropriately paid for all time worked.

23.    Construction. Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections or subsections within this Agreement.

24.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

25.    Voluntary Agreement. Employee hereby represents and warrants that, prior to signing below, he has had the opportunity to consult with independent legal counsel of his choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, and that he has not been subject to any form of duress or coercion in connection with this Agreement, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.

[SIGNATURE PAGE FOLLOWS]

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date indicated below:

IES HOLDINGS, INC.

By:	/s/ Gail D. Makode
Title:	SVP & General Counsel
Date:	March 9, 2019

EMPLOYEE

By:	/s/ Robert W. Lewey
Name:	Robert W. Lewey
Date:	March 9, 2019

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY

EXHIBIT A

Amended and Restated Executive Officer Severance Benefit Plan

[Filed Separately.]

TRANSITION AGREEMENT AND RELEASE – ROBERT W. LEWEY